                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*

                            INTERNATIONAL DAIRY QUEEN
                                (Name of Issuer)

                              CLASS B COMMON STOCK
                           (Title of Class Securities)

                                  45-9373-30-4
                                 (CUSIP Number)

     JOHN W. MOOTY, 3400 CITY CENTER, 33 SOUTH SIXTH STREET, MPLS., MN 55402
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  March 9, 1994
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent (5%) of the class of securities described in Item I and (2) has filed no amendment subsequent thereto reporting financial ownership of five percent (5%) or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (However, see the Notes).

CUSIP No. 45-9373-30-4                                        Page 2 of 18 Pages
- -------------------------------------------------------------------------------
1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          Rudy Luther
          S.S. ####-##-####
- -------------------------------------------------------------------------------

2    Check the Appropriate Box if Member of a Group               (a) [X]
                                                                  (b) [ ]
- -------------------------------------------------------------------------------

3    SEC Use Only

- -------------------------------------------------------------------------------

4    Source of Funds

     Not applicable.
- -------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings is                  [ ]
     Required Pursuant to Items 2(d) or 2(e)
- -------------------------------------------------------------------------------

6    Citizenship or Place of Organization

     United States
- -------------------------------------------------------------------------------

               7    Sole Voting Power
  NUMBER OF         1,631,850
    SHARES     ----------------------------------------------------------------
 BENEFICIALLY  8    Shared Voting Power
  OWNED BY
     EACH      ----------------------------------------------------------------
   REPORTING   9    Sole Dispositive Power
   PERSON           1,631,850
    WITH       ----------------------------------------------------------------
               10   Shared Dispositive Power

- -------------------------------------------------------------------------------

11   Aggregate Amount Beneficially Owned by Each Reporting
     Person
          1,631,850

- -------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11)                    [ ]
     Excludes Certain Shares

- -------------------------------------------------------------------------------

13   Percent of Class Represented by Amount in Row (11)
          18%
- -------------------------------------------------------------------------------

14   Type of Reporting Person
          IN

CUSIP No. 45-9373-30-4                                        Page 3 of 18 Pages
- -------------------------------------------------------------------------------
1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          Rudy Luther Trust, f/b/o R. Dan Luther, Michael P. Sullivan, Trustee ID #41-62-66314

- -------------------------------------------------------------------------------

2    Check the Appropriate Box if Member of a Group               (a) [X]
                                                                  (b) [ ]

- -------------------------------------------------------------------------------

3    SEC Use Only

- -------------------------------------------------------------------------------

4    Source of Funds

     Not applicable.

- -------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings is                  [ ]
     Required Pursuant to Items 2(d) or 2(e)

- -------------------------------------------------------------------------------

6    Citizenship or Place of Organization

     United States

- -------------------------------------------------------------------------------
               7    Sole Voting Power
  NUMBER OF         275,000
   SHARES      ----------------------------------------------------------------
 BENEFICIALLY  8    Shared Voting Power
  OWNED BY
     EACH      ----------------------------------------------------------------
   REPORTING   9    Sole Dispositive Power
   PERSON           275,000
    WITH       ----------------------------------------------------------------
               10   Shared Dispositive Power

- -------------------------------------------------------------------------------

11   Aggregate Amount Beneficially Owned by Each Reporting
     Person
          275,000
- -------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11)                    [ ]
     Excludes Certain Shares
- -------------------------------------------------------------------------------

13   Percent of Class Represented by Amount in Row (11)
          3%
- -------------------------------------------------------------------------------

14   Type of Reporting Person
          OO (Trust)
- -------------------------------------------------------------------------------

CUSIP No. 45-9373-30-4                                        Page 4 of 18 Pages
- -------------------------------------------------------------------------------
1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          Rudy Luther Trust, f/b/o Charles David Luther, Michael P. Sullivan, Trustee
          ID #41-62-66313
- -------------------------------------------------------------------------------

2    Check the Appropriate Box if Member of a Group               (a) [X]
                                                                  (b) [ ]
- -------------------------------------------------------------------------------

3    SEC Use Only

- -------------------------------------------------------------------------------

4    Source of Funds

     Not applicable.
- -------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings is                  [ ]
     Required Pursuant to Items 2(d) or 2(e)

- -------------------------------------------------------------------------------

6    Citizenship or Place of Organization

     United States
- -------------------------------------------------------------------------------

               7    Sole Voting Power
  NUMBER OF         275,000
   SHARES      ----------------------------------------------------------------
 BENEFICIALLY  8    Shared Voting Power
  OWNED BY
     EACH      ----------------------------------------------------------------
   REPORTING   9    Sole Dispositive Power
   PERSON           275,000
    WITH       ----------------------------------------------------------------
               10   Shared Dispositive Power

- -------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting
     Person
          275,000
- -------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11)                    [ ]
     Excludes Certain Shares
- -------------------------------------------------------------------------------

13   Percent of Class Represented by Amount in Row (11)
          3%
- -------------------------------------------------------------------------------

14   Type of Reporting Person
          OO (Trust)

CUSIP No. 45-9373-30-4                                        Page 5 of 18 Pages
- -------------------------------------------------------------------------------

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          Charles David Luther
          S.S. ####-##-####
- -------------------------------------------------------------------------------

2    Check the Appropriate Box if Member of a Group               (a) [X]
                                                                  (b) [ ]
- -------------------------------------------------------------------------------

3    SEC Use Only
- -------------------------------------------------------------------------------

4    Source of Funds

     Not applicable.
- -------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is                  [ ]
     Required Pursuant to Items 2(d) or 2(e)

- -------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
- -------------------------------------------------------------------------------
               7    Sole Voting Power
  NUMBER OF         65,000
   SHARES      ----------------------------------------------------------------
 BENEFICIALLY  8    Shared Voting Power
  OWNED BY
     EACH      ----------------------------------------------------------------
   REPORTING   9    Sole Dispositive Power
   PERSON           65,000
    WITH       ----------------------------------------------------------------
               10   Shared Dispositive Power

- -------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting
     Person
          65,000
- -------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11)                    [ ]
     Excludes Certain Shares

- -------------------------------------------------------------------------------

13   Percent of Class Represented by Amount in Row (11)
          .7%
- -------------------------------------------------------------------------------

14   Type of Reporting Person
          IN

CUSIP No. 45-9373-30-4                                        Page 6 of 18 Pages
- -------------------------------------------------------------------------------

1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          R. Dan  Luther
          S.S. ####-##-####
- -------------------------------------------------------------------------------
2    Check the Appropriate Box if Member of a Group               (a) [X]
                                                                  (b) [ ]

- -------------------------------------------------------------------------------
3    SEC Use Only


4    Source of Funds

     Not applicable.
- -------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings is                  [ ]
     Required Pursuant to Items 2(d) or 2(e)
- -------------------------------------------------------------------------------

6    Citizenship or Place of Organization

     United States
- -------------------------------------------------------------------------------
               7    Sole Voting Power
  NUMBER OF         65,581
   SHARES      ----------------------------------------------------------------
 BENEFICIALLY  8    Shared Voting Power
  OWNED BY
     EACH      ----------------------------------------------------------------
   REPORTING   9    Sole Dispositive Power
   PERSON           65,581
    WITH       ----------------------------------------------------------------
               10   Shared Dispositive Power

- -------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting
     Person
          65,581
- -------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11)                    [ ]
     Excludes Certain Shares

- -------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
          .7%

- -------------------------------------------------------------------------------
14   Type of Reporting Person
          IN

CUSIP No. 45-9373-30-4                                        Page 7 of 18 Pages
- -------------------------------------------------------------------------------
1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          John W. Mooty
          S.S. ####-##-####
- -------------------------------------------------------------------------------

2    Check the Appropriate Box if Member of a Group               (a) [X]
                                                                  (b) [ ]

- -------------------------------------------------------------------------------

3    SEC Use Only

- -------------------------------------------------------------------------------

4    Source of Funds

     Not applicable.
- -------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings is                  [ ]
     Required Pursuant to Items 2(d) or 2(e)

- -------------------------------------------------------------------------------

6    Citizenship or Place of Organization

     United States
- -------------------------------------------------------------------------------
               7    Sole Voting Power
  NUMBER OF         873,614
   SHARES      ----------------------------------------------------------------
 BENEFICIALLY  8    Shared Voting Power
  OWNED BY
     EACH      ----------------------------------------------------------------
   REPORTING   9    Sole Dispositive Power
   PERSON           873,614
    WITH       ----------------------------------------------------------------
               10   Shared Dispositive Power

- -------------------------------------------------------------------------------

11   Aggregate Amount Beneficially Owned by Each Reporting
     Person
          873,614
- -------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11)                    [ ]
     Excludes Certain Shares
- -------------------------------------------------------------------------------

13   Percent of Class Represented by Amount in Row (11)
          9.7%
- -------------------------------------------------------------------------------

14   Type of Reporting Person
          IN

- -------------------------------------------------------------------------------

CUSIP No. 45-9373-30-4                                        Page 8 of 18 Pages
- -------------------------------------------------------------------------------
1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          Jane N. Mooty
          S.S. ####-##-####
- -------------------------------------------------------------------------------

2    Check the Appropriate Box if Member of a Group               (a) [X]
                                                                  (b) [ ]
- -------------------------------------------------------------------------------

3    SEC Use Only

- -------------------------------------------------------------------------------

4    Source of Funds

     Not applicable.
- -------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings is                  [ ]
     Required Pursuant to Items 2(d) or 2(e)
- -------------------------------------------------------------------------------

6    Citizenship or Place of Organization

     United States
- -------------------------------------------------------------------------------
               7    Sole Voting Power
  NUMBER OF         571,336
   SHARES      ----------------------------------------------------------------
 BENEFICIALLY  8    Shared Voting Power
  OWNED BY
     EACH      ----------------------------------------------------------------
   REPORTING   9    Sole Dispositive Power
   PERSON           571,336
    WITH       ----------------------------------------------------------------
               10   Shared Dispositive Power

- -------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting
     Person
          571,336

- -------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11)                    [ ]
     Excludes Certain Shares

- -------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
          6.3%

- -------------------------------------------------------------------------------
14   Type of Reporting Person
          IN

CUSIP No. 45-9373-30-4                                        Page 9 of 18 Pages
- -------------------------------------------------------------------------------
1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          Barbara L. Glaser
          S.S. ####-##-####
- -------------------------------------------------------------------------------
2    Check the Appropriate Box if Member of a Group               (a) [X]
                                                                  (b) [ ]

- -------------------------------------------------------------------------------

3    SEC Use Only

- -------------------------------------------------------------------------------

4    Source of Funds

     Not applicable.
- -------------------------------------------------------------------------------

5    Check Box if Disclosure of Legal Proceedings is                  [ ]
     Required Pursuant to Items 2(d) or 2(e)
- -------------------------------------------------------------------------------

6    Citizenship or Place of Organization

     United States
- -------------------------------------------------------------------------------
               7    Sole Voting Power
  NUMBER OF         402,668
   SHARES      ----------------------------------------------------------------
 BENEFICIALLY  8    Shared Voting Power
  OWNED BY
     EACH      ----------------------------------------------------------------
   REPORTING   9    Sole Dispositive Power
   PERSON           402,668
    WITH       ----------------------------------------------------------------
               10   Shared Dispositive Power

- -------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting
     Person
          402,668
- -------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11)                    [ ]
     Excludes Certain Shares
- -------------------------------------------------------------------------------

13   Percent of Class Represented by Amount in Row (11)
          4.5%
- -------------------------------------------------------------------------------

14   Type of Reporting Person
          IN

CUSIP No. 45-9373-30-4                                       Page 10 of 18 Pages
- -------------------------------------------------------------------------------
1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          Kenneth C. Glaser
          S.S. ####-##-####
- -------------------------------------------------------------------------------
2    Check the Appropriate Box if Member of a Group               (a) [X]
                                                                  (b) [ ]

- -------------------------------------------------------------------------------
3    SEC Use Only

- -------------------------------------------------------------------------------
4    Source of Funds

     Not applicable.

- -------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is                  [ ]
     Required Pursuant to Items 2(d) or 2(e)

- -------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
- -------------------------------------------------------------------------------
               7    Sole Voting Power
  NUMBER OF         259,718
   SHARES      ----------------------------------------------------------------
 BENEFICIALLY  8    Shared Voting Power
  OWNED BY
     EACH      ----------------------------------------------------------------
   REPORTING   9    Sole Dispositive Power
   PERSON           259,718
    WITH       ----------------------------------------------------------------
               10   Shared Dispositive Power

- -------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting
     Person
          259,718
- -------------------------------------------------------------------------------

12   Check Box if the Aggregate Amount in Row (11)                    [ ]
     Excludes Certain Shares
- -------------------------------------------------------------------------------

13   Percent of Class Represented by Amount in Row (11)
          2.9%
- -------------------------------------------------------------------------------
14   Type of Reporting Person
          IN

CUSIP No. 45-9373-30-4                                       Page 11 of 18 Pages
- -------------------------------------------------------------------------------
1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          David N. Mooty
          S.S. ####-##-####
- -------------------------------------------------------------------------------
2    Check the Appropriate Box if Member of a Group               (a) [X]
                                                                  (b) [ ]

- -------------------------------------------------------------------------------
3    SEC Use Only

- -------------------------------------------------------------------------------
4    Source of Funds

     Not applicable.
- -------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is                  [ ]
     Required Pursuant to Items 2(d) or 2(e)

- -------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
- -------------------------------------------------------------------------------
               7    Sole Voting Power
  NUMBER OF         139,452
   SHARES      ----------------------------------------------------------------
 BENEFICIALLY  8    Shared Voting Power
  OWNED BY
     EACH      ----------------------------------------------------------------
   REPORTING   9    Sole Dispositive Power
   PERSON           139,452
    WITH       ----------------------------------------------------------------
               10   Shared Dispositive Power

- -------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting
     Person
          139,452

- -------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11)                    [ ]
     Excludes Certain Shares

- -------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
          1.5%

- -------------------------------------------------------------------------------
14   Type of Reporting Person
          IN

CUSIP No. 45-9373-30-4                                       Page 12 of 18 Pages
- -------------------------------------------------------------------------------
1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          Bruce W. Mooty
          S.S. ####-##-####
- -------------------------------------------------------------------------------
2    Check the Appropriate Box if Member of a Group               (a) [X]
                                                                  (b) [ ]

- -------------------------------------------------------------------------------
3    SEC Use Only

- -------------------------------------------------------------------------------
4    Source of Funds

     Not applicable.
- -------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is                  [ ]
     Required Pursuant to Items 2(d) or 2(e)

- -------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
- -------------------------------------------------------------------------------
               7    Sole Voting Power
  NUMBER OF         141,052
   SHARES      ----------------------------------------------------------------
 BENEFICIALLY  8    Shared Voting Power
  OWNED BY
     EACH      ----------------------------------------------------------------
   REPORTING   9    Sole Dispositive Power
   PERSON           141,052
    WITH       ----------------------------------------------------------------
               10   Shared Dispositive Power

- -------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting
     Person
          141,052

- -------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11)                    [ ]
     Excludes Certain Shares

- -------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
          1.6%

- -------------------------------------------------------------------------------
14   Type of Reporting Person
          IN

CUSIP No. 45-9373-30-4                                       Page 13 of 18 Pages
- -------------------------------------------------------------------------------
1    Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          Charles W. Mooty
          S.S. ####-##-####
- -------------------------------------------------------------------------------
2    Check the Appropriate Box if Member of a Group               (a) [X]
                                                                  (b) [ ]

- -------------------------------------------------------------------------------
3    SEC Use Only

- -------------------------------------------------------------------------------
4    Source of Funds

     Not applicable.
- -------------------------------------------------------------------------------
5    Check Box if Disclosure of Legal Proceedings is                  [ ]
     Required Pursuant to Items 2(d) or 2(e)

- -------------------------------------------------------------------------------
6    Citizenship or Place of Organization

     United States
- -------------------------------------------------------------------------------
               7    Sole Voting Power
  NUMBER OF         141,600
   SHARES      ----------------------------------------------------------------
 BENEFICIALLY  8    Shared Voting Power
  OWNED BY
     EACH      ----------------------------------------------------------------
   REPORTING   9    Sole Dispositive Power
   PERSON           141,600
    WITH       ----------------------------------------------------------------
               10   Shared Dispositive Power

- -------------------------------------------------------------------------------
11   Aggregate Amount Beneficially Owned by Each Reporting
     Person
          141,600

- -------------------------------------------------------------------------------
12   Check Box if the Aggregate Amount in Row (11)                    [ ]
     Excludes Certain Shares

- -------------------------------------------------------------------------------
13   Percent of Class Represented by Amount in Row (11)
          1.6%

- -------------------------------------------------------------------------------
14   Type of Reporting Person
          IN

                                                             Page 14 of 18 Pages

Item 1.   SECURITY AND ISSUER.

     This statement relates to the Class B Common Stock of International Dairy Queen, Inc. (the "Company") whose principal address is 7505 Metro Boulevard, Minneapolis, Minnesota 55439.

Item 2.   IDENTITY AND BACKGROUND.

          (a), (b) and (c)    The name, residence or business address and
     principal occupation for each of the persons for whom this report is filed is as follows:

          Rudy Luther                           5353 Wayzata Boulevard
          President of Hansord Pontiac Company  Minneapolis, MN 55416

          Rudy Luther Trust U/A Dated December  7505 Metro Boulevard
          20, 1976 f/b/o R. Dan Luther,         Minneapolis, MN 55439
          Michael P. Sullivan Trustee

          Rudy Luther Trust U/A Dated December 7505 Metro Boulevard 20, 1976 f/b/o Charles David Luther, Minneapolis, MN 55439 Michael P. Sullivan Trustee

          Charles David Luther                  5353 Wayzata Boulevard
          Principal, Motors Management Corp.    Minneapolis, MN 55416

          R. Dan Luther                         5353 Wayzata Boulevard
          Principal, Motors Management Corp.    Minneapolis, MN 55416

          John W. Mooty, Individually and as    3400 City Center
          Trustee                               33 South Sixth Street
          Attorney, Gray, Plant, Mooty, Mooty   Minneapolis, MN 55402
            & Bennett, P.A.

          Jane N. Mooty                         6601 Dovre Drive
          Private Investor                      Edina, MN 55436

          Barbara L. Glaser                     110 Spring Street
          Director, Saratoga Institute          Saratoga Springs, NY 12866

          Kenneth C. Glaser                     7305 Claredon Drive
          President, Izatys Development Corp.   Edina, MN 55435

          David N. Mooty                        3400 City Center
          President, Continental Golf Corp.     33 South Sixth Street
                                                Minneapolis, MN 55402

                                                             Page 15 of 18 Pages

          Bruce W. Mooty                        3400 City Center
          Attorney, Gray, Plant, Mooty, Mooty   33 South Sixth Street
            & Bennett, P.A.                     Minneapolis, MN 55402

          Charles W. Mooty                      7505 Metro Boulevard
          Vice President--International Dairy   Minneapolis, MN 55439
            Queen, Inc.

          (d) None of the foregoing persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

          (e) None of the foregoing persons have, during the last five years, been a party to a civil proceeding to a judicial or administrative body of competent jursidiction which resulted in such person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

          (f)  All of such persons are citizens of the United States.

Item 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     Not applicable.

Item 4.   PURPOSE OF TRANSACTION.

     The transaction reported is the signing of an agreement whereby members of the families of John W. and Jane N. Mooty have granted certain rights to acquire their shares of the Class B Common Stock to the members of the Luther family and members of the Luther family have granted certain rights to acquire their shares of Class B Common Stock to members of the John W. and Jane N. Mooty families. The purpose of the transaction is to permit these families to maintain their current aggregate ownership of the Class B Common Stock in the future should any of the members of such families desire to sell their shares to persons other than family members. The agreement enables those desiring to acquire any shares of Class B Common Stock to be sold by exchanging for the Class B shares a similar number of their shares of the Company's Class A Common Stock.

Item 5.   INTEREST IN SECURITIES OF THE ISSUER.

     The following table sets forth the number of shares of the Class A and Class B Common Stock of the Company which each of the named persons owns. Except as indicated, all persons have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them.

                                                             Page 16 of 18 Pages

                                                     Class A Common Stock         Class B Common Stock
                                                     --------------------         --------------------
                                                      Amount     Percent           Amount      Percent
                                                     (Shares)                     (Shares)
                                                    Beneficially   of            Beneficially    of
                                                       Owned      Class             Owned       Class
                                                    ------------ -------         ------------  -------

Rudy Luther                                         1,579,292     10.3%          1,631,850      18.1%

Michael P. Sullivan, Trustee of the                      None(1)                   275,000(1)    3.0
Rudy Luther Trust U/A dated December
20, 1976 f/b/o R. Dan Luther

Michael P. Sullivan, Trustee of the                      None(1)                   275,000(1)    3.0
Rudy Luther Trust U/A dated December
20, 1976 f/b/o Charles David Luther

Charles David Luther                                     None                       65,000       0.7

R. Dan Luther                                            None                       65,581       0.7

John W. Mooty                                         573,541      3.7             873,614       9.7

Jane N. Mooty                                          63,037      0.4             571,336       6.3

Barbara L. Glaser                                       6,823      0.04            402,668       4.5

Kenneth C. Glaser                                       2,430      0.02            259,718       2.9

David N. Mooty                                         19,755(2)   0.1             139,452(2)    1.5

Bruce W. Mooty                                        109,243(3)   0.7             141,052(3)    1.6

Charles W. Mooty                                      106,221(4)   0.7             141,600(4)    1.6

____________________

(1) Does not include an aggregate of 23,346 shares of Class A Common Stock and 41,880 shares of Class B Common Stock owned by the trustee or the trustee's spouse or children of the trustee; 100,800 shares of Class A Common Stock owned by a trust for the grandchildren of Rudy Luther, of which trust Mr. Sullivan is also trustee; and options granted to Mr. Sullivan by the Company representing the right to acquire an aggregate of 64,600 shares of Class A Common Stock.

(2) Does not include an aggregate of 365,370 shares of Class A Common Stock and 118,888 shares of Class B Common Stock owned by such person's spouse, minor children or nieces/nephews and an affiliated corporation.

                                                             Page 17 of 18 Pages


(3) Does not include an aggregate of 362,480 shares of Class A Common Stock and 118,888 shares of Class B Common Stock owned by such person's spouse, minor children or nieces/nephews and an affiliated corporation.

(4) Does not include an aggregate of 363,080 shares of Class A Common Stock and 118,888 shares of Class B Common Stock owned by such person's spouse, minor children or nieces/nephews and an affiliated corporation and options granted by the Company representing the right to acquire an aggregate of 16,175 shares of Class A Common Stock.

Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

     Each of the named persons is a party to the agreement described above in
Item 4. This agreement is filed as an exhibit to this schedule and reference is made to the exhibit for further information regarding the terms of the agreement.

Item 7.   MATERIAL TO BE FILED AS EXHIBITS.

     (1) Agreement dated March 9, 1994 relating to the sale of Class B Common Stock of International Dairy Queen, Inc. among members of the families of John W. and Jane N. Mooty and the members of the family of Rudy Luther.

                                                             Page 18 of 18 Pages


SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.


/s/ Rudy Luther                                          March 31, 1994
- ---------------------------------------
Rudy Luther

/s/ Michael P. Sullivan                                  March 31, 1994
- ---------------------------------------
Michael P. Sullivan, Trustee of the Rudy
Luther Trust U/A dated December 20, 1976
f/b/o R. Dan Luther

/s/ Michael P. Sullivan                                  March 31, 1994
- ---------------------------------------
Michael P. Sullivan, Trustee of the Rudy
Luther Trust U/A dated December 20, 1976
f/b/o R. Dan Luther

/s/ Charles David Luther                                 March 31, 1994
- ---------------------------------------
Charles David Luther

/s/ R. Dan Luther                                        March 31 1994
- ---------------------------------------
R. Dan Luther

/s/ John W. Mooty                                        March 31, 1994
- ---------------------------------------
John W. Mooty

/s/ Jane N. Mooty                                        March 31, 1994
- ---------------------------------------
Jane N. Mooty

/s/ Barbara L. Glaser                                    March 31, 1994
- ---------------------------------------
Barbara L. Glaser

/s/ Kenneth C. Glaser                                    March 31, 1994
- ---------------------------------------
Kenneth C. Glaser

/s/ David N. Mooty                                       March 31, 1994
- ---------------------------------------
David N. Mooty

/s/ Bruce W. Mooty                                       March 31, 1994
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Bruce W. Mooty

/s/ Charles W. Mooty                                     March 31, 1994
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Charles W. Mooty